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                                                                   EXHIBIT 23.02

                NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

On June 12, 2002, Comshare, Incorporated (the "Company") appointed Ernst & Young LLP to replace Arthur Andersen LLP as the independent auditor of the Company. For additional information, see the Company's Current Report on Form 8-K dated June 13, 2002. After reasonable efforts, the Company has been unable to obtain Arthur Andersen LLP's written consent to the incorporation by reference of its audit report with respect to the Company's financial statements as of June 30, 2001 and for the two years in the period then ended from this Form 10-K into the Company's registration statements on Form S-8 (33-9755, 33-28437, 33-37564, 33-85720, 33-87706, 33-87708, 33-86908, 33-65109, 333-91477, 333-91479,
333-93549, 333-93551, 333-93553, and 333-76082) (collectively, the "Registration
Statements"). Under these circumstances, Rule 437a under the Securities Act permits the Company to file this Form 10-K without a written consent from Arthur Andersen LLP. However, as a result, with respect to transactions in the Company's securities pursuant to the Registration Statements that occur subsequent to the date this Form 10-K is filed with the Securities and Exchange Commission, Arthur Andersen LLP will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein based upon the incorporation by reference of such financial statements from this Form 10-K. Accordingly, you would be unable to recover damages based upon a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act based upon the incorporation by reference from this Form 10-K into the Registration Statements, because Arthur Andersen LLP has not consented to such incorporation.